FORM 4

(   ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
                   Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility
                      Holding Company Act of 1935
                  or Section 30(f) of the Investment
                          Company Act of 1940
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1.  Name and Address of Reporting Person

     Gerard M. Kenny
     250 Northgate Parkway
     Wheeling, IL  60090

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2.  Issuer Name and Ticker or Trading Symbol

     Entrade Inc. (ETA)
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year
     June, 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)

     No change since last filing.
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2.  Transaction Date (Month/Day/Year)

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3.  Transaction Code (Instr.8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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5.  Amount of Securities Beneficially Owned at End of Month (Instr 3 and 4)

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)
     (1)   Option
     (2)   Warrant
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2.  Conversion or Exercise Price of Derivative Security
     (1)   40.00
     (2)   16.21
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3.  Transaction Date (Month/Day/Year)
     (1)   02/01/00
     (2)   05/15/00
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4.  Transaction Code (Instr. 8)
     (1)   A
     (2)   A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     (1)   (A) 2,500
     (2)   (A) 5,000
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6.  Date Exercisable and Expiration Date (Month/Day/Year)
     (1)   Date Exercisable - 02/01/00; Expiration Date - 02/01/10
     (2)   Date Exercisable - 05/15/00; Expiration Date - 05/15/05
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     (1)   Title - Common; Amount or Number of Shares -  2,500
     (2)   Title - Common; Amount or Number of Shares -  5,000
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8.  Price of Derivative Security (Instr. 5)
     (1)   40.00
     (2)   16.21
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)
     (1)   22,500
     (2)   22,500
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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)
     (1)   D
     (2)   D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:





/s/ Gerard M. Kenny                               July 10, 2000
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**SIGNATURE OF REPORTING PERSON                       Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).